UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2005

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)
(Registrant’s telephone number, including area code): (630) 570-3000
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.       Results of Operations and Financial Condition.

On September 15, 2005, the Audit Committee of the Board of Directors of SIRVA, Inc. (the “Company”) completed its Independent Review (as defined below) of the Company’s accounting, financial reporting and corporate governance practices and related processes. In addition, the Company’s management completed its assessment of the accounting errors that gave rise to the Company’s restatement of its financial results for the years 2000 through 2003 and the first nine months of 2004. Due to the restatement, the Company’s pre-tax income from continuing operations will be reduced by a total of $34 million for the periods 2000 through the first nine months of 2004. Further, the Company reported that 2004 revenues of $3,475 million increased 25% compared to the restated prior year, and income from continuing operations of $63 million decreased 45% compared to the Company’s restated 2003 results. A further discussion of the Company’s accounting adjustments and restated operating results is provided below.

Independent Review by the Audit Committee

The Audit Committee formally initiated a comprehensive, independent review in early January 2005 after the Company received a letter sent on behalf of the Company’s former chief financial officer (the “Independent Review” or “Review”). At that time, the Audit Committee engaged the services of Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), led by former Securities and Exchange Commission (“SEC”) general counsel David M. Becker, to advise it in connection with the Review. Cleary Gottlieb retained Deloitte & Touche LLP as forensic accountants to assist in the Review. The Audit Committee instructed Cleary Gottlieb to exercise its independent judgment on all matters involved in the Review. Furthermore, the Audit Committee directed Cleary Gottlieb to bring to its attention indications of any improprieties.

The Audit Committee expanded the scope of its Review in February 2005 to address certain allegations regarding the adequacy of the Company’s accounting practices which were contained in a pseudonymous email sent to PricewaterhouseCoopers LLP, the Company’s independent registered public accountants (“PwC”). This expanded review closely examined the basis for these allegations, including the relevant Company accounting records and related disclosures, and accordingly required additional time to complete.

The Audit Committee further expanded the scope of its Review in March 2005 by requesting Cleary Gottlieb to review the circumstances giving rise to the accounting entries that were the basis for the Board of Director’s decision to restate the previously issued financial statements for the years 2000 through 2003 and the first nine months of 2004. In total, Cleary Gottlieb reviewed approximately 25 million pages of electronic documents, 300 boxes of physical documents, and interviewed approximately 160 current and former employees, members of senior management and the Board of Directors.

Throughout the course of the Audit Committee’s Independent Review, PwC was kept informed of the Review’s progress and interim results. PwC also was consulted on the scope of the Independent Review for certain matters and reviewed the conclusions of the Independent Review.

Internal Review by Management

In addition to the Independent Review, the Company’s management conducted an internal review in connection with the preparation of the Company’s consolidated financial statements to be included in the Company’s forthcoming Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”). This review was undertaken in connection with implementing procedures to comply with Section 404 of the Sarbanes-Oxley Act, the disappointing performance of the Company’s Insurance and European businesses in the third quarter of 2004, and as part of the Company’s year-end closing process.

In January 2005, management substantially expanded its internal review and engaged FTI Consulting, Inc., who have extensive financial experience and expertise in generally accepted accounting principles (“GAAP”), to supplement management’s efforts. Their combined effort was conducted under the direction of senior financial management with the oversight of the Audit Committee. This internal review covered all of the Company’s major business units globally, and included a review of its 2004 year-end balance sheets, as well as a review of numerous transactions, account reconciliations, and other relevant information. The results of the internal review provided the basis for the Board of Director’s decision to restate the previously issued financial statements for the years 2000 through 2003 and the first nine months of 2004.

Summary Conclusions

Management’s conclusions regarding the findings of both the Independent Review and its own internal review are summarized in the following paragraphs. A more detailed summary of Clearly Gottlieb’s findings, conclusions and recommendations to the Audit Committee is included herein as Exhibit 99.1 and is incorporated herein by reference.

The Independent Review did not reveal a scheme to misstate the Company’s financial statements. However, both the Independent Review and the internal review did reveal material weaknesses in the Company’s control environment, organizational structure and in its consistent application of GAAP. The Company is using the conclusions of the reviews as a basis to drive improvements in these areas across each of its business units. A more detailed discussion of these material weaknesses appears below under the caption “Material Weaknesses in Internal Control over Financial Reporting.”

In addition, the Audit Committee has been taking appropriate disciplinary actions, including the termination or re-assignment of certain employees, and is implementing Board level governance changes. Furthermore, the Audit Committee has adopted the recommendations of the Independent Review and directed the Company to implement a remedial action plan. This plan, among other matters, suggests making significant changes to the Company’s organizational structure and to the development, documentation, and delivery of policies and procedures. The plan also emphasizes and reaffirms the Company’s ongoing commitment to training its management team and employees in both technical skills and compliance with corporate governance policies.

Cost to Complete the Reviews

Given the scope of the work required to complete the Audit Committee’s Review, the incremental audit procedures undertaken by PwC, and the additional professional resources the Company utilized to support the review of the 2004 balance sheet and its restatement process, the Company currently expects expenses associated with these activities during 2005 to be approximately $60 million. These expenses include approximately $40 million related to the Independent Review, approximately $10 million related to incremental audit procedures and approximately $10 million related to professional services provided to assist the Company with its internal review.

Financial Statement Adjustments

As previously announced, the Board of Directors has concluded that the Company’s previously-issued annual financial statements for the years 2000 through 2003 and interim financial statements for the periods in 2003 and 2004 require restatement and should no longer be relied upon. The Company has completed its analysis of the restatement, and is working diligently to finalize its financial statements, footnotes and other required disclosures. PwC has not yet completed its audit. Accordingly, the Company anticipates the completion and filing of its 2004 Form 10-K by the end of October 2005.

On June 20, 2005, the Company announced that it had identified approximately $45 million of net unanticipated pre-tax charges in the fourth quarter of 2004. Included in the total of these unanticipated pre-tax charges were accounting errors with a cumulative effect of approximately $27 million that would require restatements to previously issued financial statements, approximately $25 million of which related to continuing operations. Subsequently, on July 28, 2005, the Company announced that it would delay the release of its preliminary operating and segment results to allow it to evaluate the need for two potential changes in the historical method of revenue recognition in the Company’s Global Relocation Services segment.

The Company has determined the need to correct the timing of revenue recognition with respect to Global Relocation Services’ corporate and referral fees (generally from home sale contract date to closing date), which will defer revenue recognition by approximately 30 to 35 days for most transactions. This change, which is discussed in greater detail in Exhibit 99.2 included herein, and incorporated herein by reference, will result in a reduction of operating income of $1 million over the period 2002 through 2004. In addition, with respect to its “fixed fee” product, the Company has determined that it should account for such home purchases and sales on a gross basis instead of the Company’s previous practice of reporting on a net basis. This change is required because the Company acts as a principal in the purchase and sale of transferee homes and assumes the risk of ownership with respect to those homes. As a result, the Company has increased its reported revenues with an annual impact of $1,232 million, $831 million and $375 million for 2004, 2003 and 2002, respectively, with a corresponding and equal increase to direct costs.

Including the item mentioned above, and updated for other matters, the Company has determined that the net unanticipated pre-tax charges amount to $54 million, $18 million of which were identified with respect to the fourth quarter of 2004. Included in the total of these net unanticipated pre-tax charges are accounting errors with a cumulative pre-tax effect of $36 million that will require restatement of prior quarterly and annual financial statements, approximately $34 million of which relate to continuing operations. The correction of its accounting errors, on an after-tax basis, will result in a decrease of approximately 4% in the Company’s unaudited consolidated shareholders’ equity as originally reported as of September 30, 2004.

The majority of the accounting errors ($19 million) relate to the Company’s Network Services segment. The Moving Services North America, Moving Services Europe & Asia Pacific and Global Relocation Services segments had accounting errors of $6 million, $6 million and $3 million, respectively. A summary of the annual pre-tax impact of the adjustments by segment, as well as a summary description of the more significant accounting adjustments that the Company will make as part of the restatement, is included herein as Exhibit 99.2, which is incorporated herein by reference. In addition, the Company has identified certain corrections that will not affect net income, but will result in a reclassification of previously reported balances within its income statements and balance sheets. The Company will provide further detail on these reclassifications in its forthcoming 2004 Form 10-K.

Of the $54 million of net unanticipated pre-tax charges described above, $18 million relate to current operating activities or changes in estimates and will be included within reported results for the quarter ended December 31, 2004. A summary of the details of these charges is included herein as Exhibit 99.3 and is incorporated herein by reference. For the fourth quarter of 2004, the Company estimates, on a continuing operations basis including these charges, an operating loss of ($13) million, a net loss of ($16) million and a net loss per basic share of ($0.21).

Restated Financial and Operating Information Tables

The Company has prepared a selected financial information table with respect to the years ended December 31, 2004, 2003 and 2002, as well as schedules that summarize the principal changes that resulted from the restatement of the years ended December 31, 2003 and 2002. The Company has also prepared a table of summarized quarterly financial results by business segment for 2004, 2003 and 2002, as well as key quarterly business metrics by segment for those same periods, taking into account the restatement adjustments as appropriate. This information is included herein as Exhibit 99.4 and is incorporated herein by reference. PwC has not yet completed its audit, and amounts remain subject to change. Additional details as well as information for earlier years will be included in the Company’s forthcoming 2004 Form 10-K.

Management’s Summarized Discussion and Analysis of Restated Financial Condition and Results of Continuing Operations

The following is management’s discussion and analysis of the Company’s restated financial condition and results of continuing operations for the periods presented below. All amounts for 2003 have been restated.

Results of Continuing Operations: Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 (Unaudited)

Operating Revenues:   The Company’s operating revenues from continuing operations were $3,475 million for the year ended December 31, 2004, which represents a $685 million, or 25%, increase compared to $2,790 million for the year ended December 31, 2003. The increase in operating revenues was primarily the result of organic growth in the Company’s Global Relocation Services, Moving Services North America and Network Services segments, as well as currency exchange impacts and acquisition-related growth within the Moving Services Europe & Asia Pacific segment.

Income from Operations:   Operating income from continuing operations was $63 million for the year ended December 31, 2004, which represents a $52 million, or 45%, decrease compared to $115 million for the year ended December 31, 2003. Included in operating income in 2004 was $18 million of unanticipated charges in the fourth quarter of 2004 (as summarized in Exhibit 99.3) and a $15 million charge to increase insurance loss reserves in the third quarter of 2004 due to adverse claims development.

Earnings per Share:   Net income from continuing operations was $23 million, or $0.30 per fully-diluted share, for the year ended December 31, 2004, which represents an $7 million, or $0.08 per share, increase compared to a $16 million, or $0.22 per share, net income from continuing operations for the year ended December 31, 2003. In the fourth quarter of 2003, the Company incurred $38 million of pre-tax costs associated with its re-capitalization. The non-recurring nature of this expense, coupled with the associated $29 million reduction in interest expense for the year ended December 31, 2004, more than offset the reduction in operating income in 2004.

Change in Reportable Segments

Reflecting the increasing importance that the Relocation business plays in the Company’s overall financial performance, the Company will now report its results in the following five segments: Global Relocation Services, Moving Services North America, Moving Services Europe & Asia Pacific, Network Services and Corporate. Summarized results for each segment are presented in the following table:

Previous Segment	Businesses	New Segment	Businesses
Relocation Solutions	Relocation Services North America	Global Relocation Services	Relocation Services North America
North America	Moving Services North America		Relocation Services Europe
	Special Products		Relocation Services Asia Pacific
		Moving Services	Moving Services North America
		North America	Special Products
Relocation Solutions	Moving Services Europe	Moving Services	Moving Services Europe
Europe & Asia Pacific	Relocation Services Europe	Europe & Asia Pacific	Moving Services Asia Pacific
Moving Services Asia Pacific
Relocation Services Asia Pacific
Network Services	Insurance Services	Network Services	Insurance Services
	Client Services		Client Services
Corporate	Corporate	Corporate	Corporate

($ millions) (unaudited) Year Ended December 31, 2004	Global Relocation Services	Moving Services North America	Moving Services Europe& Asia Pacific	Network Services	Corporate	SIRVA Continuing Operations
Operating Revenues	$1,470	$1,311	$483	$211	$—	$3,475
Direct Costs	1,392	1,179	312	171	1	3,055
Gross Margin	78	132	171	40	(1)	420
G&A Expenses	50	99	163	35	10	357
Income from Operations	$28	$33	$8	$5	$(11)	$63

($ millions) (restated) (unaudited) Year Ended December 31, 2003	Global Relocation Services	Moving Services North America	Moving Services Europe& Asia Pacific	Network Services	Corporate	SIRVA Continuing Operations
Operating Revenues	$997	$1,222	$402	$169	$—	$2,790
Direct Costs	937	1,095	255	111	—	2,398
Gross Margin	60	127	147	58	—	392
G&A Expenses	42	89	117	24	5	277
Income from Operations	$18	$38	$30	$34	$(5)	$115

Global Relocation Services

Operating revenues were $1,470 million for the year ended December 31, 2004, which represents a $473 million, or 47%, increase compared to $997 million for the year ended December 31, 2003.

The strong revenue growth was primarily the result of a 35% increase in the number of fixed fee home closings (the completion of a relocation transaction) in the year ended 2004, as the Company continued to gain share in the relocation market. In 2004, the Company added companies such as Dell, CSX, Delphi, Textron and 3M to its client base. Average fixed fee home values rose 12% in 2004, a reflection of both general housing market strength and the mix impact that resulted from winning large accounts with transaction volumes between geographic areas with higher average home values.

		2004	2003	YOY Change
Fixed Fee	Initiations	5,708	4,132	38%
	Closings	4,302	3,193	35%
Traditional	Initiations	4,871	4,068	20%
	Closings	3,419	3,090	11%

Gross margin was $78 million for the year ended December 31, 2004, representing an $18 million, or 30%, increase compared to $60 million for the year ended December 31, 2003. Gross margin as a percentage of operating revenues was 5.3% for the year ended December 31, 2004, which represents a 0.7 percentage point decrease compared to 6.0% for the year ended December 31, 2003. This reflects a shift in product mix toward fixed fee relocations, which, despite contributing higher gross margin dollars per transaction, carry a lower gross margin rate than the Company’s traditional relocation services.

G&A expenses were $50 million for the year ended December 31, 2004, which represents an $8 million, or 19%, increase compared to $42 million for the year ended December 31, 2003. In the fourth quarter of 2004, the Company incurred $3 million of unanticipated charges associated with the expansion of the securitization facility for the Company’s relocation-related receivables. The remainder of the increase was driven by acquisitions that were completed during 2004.

Income from operations was $28 million for the year ended December 31, 2004, which represents a $10 million, or 56%, increase compared to $18 million for the year ended December 31, 2003. Operating income as a percent of revenue was 1.9% for the year ended December 31, 2004, or 0.1 percentage points higher than the year ended December 31, 2003.

Moving Services North America

Operating revenues were $1,311 million for the year ended December 31, 2004, which represents an $89 million, or 7%, increase compared to $1,222 million for the year ended December 31, 2003.

The increase in operating revenues was driven by a 4% increase in moving shipments for the year, highlighted by a return to growth of the corporate segment, where shipments increased 4% compared to 2003 levels. Also contributing to revenue growth was a 5% increase in moving revenue per shipment due to strong pricing environments in the consumer and military channels. These strong moving fundamentals more than offset a $9 million decline in the special products portion of this segment.

Gross margin was $132 million for the year ended December 31, 2004, which represents a $5 million, or 4%, increase compared to $127 million for the year ended December 31, 2003. The gross margin as a percentage of operating revenues was 10.1% for the year ended December 31, 2004, which represents a 0.3 percentage point decrease compared to 10.4% for the year ended December 31, 2003. The decline in gross margin rate was primarily driven by higher claims expense experienced in the fourth quarter of 2004. The Company’s network resources (transportation equipment, drivers and crews) were insufficient to handle the strong volumes experienced in the peak summer season, resulting in the use of alternative capacity sources to service a portion of the demand, which required more handling and typically result in a higher claim rate.

G&A expenses were $99 million for the year ended December 31, 2004, which represents a $10 million, or 11%, increase compared to $89 million for the year ended December 31, 2003. In the fourth quarter of 2004, the Company incurred $2 million of unanticipated charges associated with certain legal items. The remainder of the increase was driven by higher allocated support costs, as well as incremental investments in sales and marketing.

Income from operations was $33 million for the year ended December 31, 2004, which represents a $5 million, or 13%, decrease compared to $38 million for the year ended December 31, 2003.

Moving Services Europe & Asia Pacific

Operating revenues were $483 million for the year ended December 31, 2004, which represents an $81 million, or 20%, increase compared to $402 million for the year ended December 31, 2003.

The increase in operating revenues is primarily a result of $50 million of favorable currency impact and $37 million of acquisition impact. Excluding currency and acquisition impacts, operating revenues decreased 1%, reflecting modest growth in Asia Pacific which was more than offset by a significant decline in the U.K. market in the second half of 2004 due to a marked slowdown in the volume of home sale transactions.

Gross margin was $171 million for the year ended December 31, 2004, which represents a $24 million, or 16%, increase compared to $147 million for the year ended December 31, 2003. The gross margin as a percentage of operating revenues was 35.4% for the year ended December 31, 2004, which represents a 1.2 percentage point decrease compared to 36.6% for the year ended December 31, 2003, reflecting negative fixed cost leverage associated with the moving business in the United Kingdom.

G&A expenses were $163 million for the year ended December 31, 2004, which represents a $46 million, or 39% increase compared to $117 million for the year ended December 31, 2003. Contributing to the increase in expenses was $13 million of unfavorable currency movements and a $9 million increase related to acquisitions. In the fourth quarter of 2004, the Company incurred $2 million of unanticipated charges to write-off a receivable related to a previous asset sale due to an obligor’s bankruptcy, and an additional $2 million of unanticipated charges related to restructuring and other matters. The remainder of the increase was driven primarily by investments made in the Company’s European business to enhance sales and marketing capability and centralize operating activities.

Income from operations was $8 million for the year ended December 31, 2004, which represents a $22 million, or 73%, decrease compared to $30 million for the year ended December 31, 2003.

Network Services

Operating revenues were $211 million for the year ended December 31, 2004, which represents a $42 million, or 25%, increase compared to $169 million for the year ended December 31, 2003. This growth is primarily attributable to a 21% increase in membership in the National Association of Independent Truckers (“NAIT”), as well as the impact of the acquisition of the Move-Pak Insurance Brokers business (“Move-Pak”) from Hayden-Boettcher & Co., Inc.

Gross margin was $40 million for the year ended December 31, 2004, which represents an $18 million, or 31%, decrease compared to $58 million for the year ended December 31, 2003. The decline in gross margin dollars was primarily attributable to $21 million in charges to increase insurance loss reserves due to adverse claims development ($15 million in the third quarter of 2004 and $6 million in the fourth quarter of 2004). As a result, gross margin as a percentage of operating revenues was 19.0% for the year ended December 31, 2004, which represents a 15.3 percentage point decrease compared to 34.3% for the year ended December 31, 2003.

G&A expenses were $35 million for the year ended December 31, 2004, which represents an $11 million, or 46%, increase compared to $24 million for the year ended December 31, 2003. The increase in G&A expenses was primarily attributable to an increase in bad debt provisions, the Move-Pak acquisition, and additional IT-related depreciation. In the second quarter of 2004, the Company recorded a $1 million gain on the sale of certain non-insurance related assets. In the fourth quarter of 2004, the Company incurred $1 million of unanticipated charges related to the impairment of other non-insurance related assets that were divested in the first quarter of 2005.

Income from operations was $5 million for the year ended December 31, 2004, representing a $29 million, or 85%, decrease compared to $34 million for the year ended December 31, 2003.

Corporate

For the year ended December 31, 2004, the Company incurred $11 million of corporate expense, representing a $6 million increase compared to $5 million for the year ended December 31, 2003. In the fourth quarter of 2004, the Company incurred $2 million of unanticipated charges related to certain former employee severance agreements. The remainder of the increase was primarily attributable to Sarbanes-Oxley related expenditures.

Financial Condition—Cash Flow and Liquidity

Net cash provided by operating activities was $154 million, $79 million and $67 million for the years ended December 31, 2004, 2003 and 2002, respectively. The improvement in 2004 compared to 2003 was $75 million, including  a $95 million source of funds as a result of the initial securitization of certain relocation assets purchased in conjunction with the Company’s acquisition of Executive Relocation

Corporation in December 2004. The remaining variance is  a decrease of $20 million which reflects the  impact of lower net income in the Moving Services Europe & Asia Pacific segment.

Cash used for investing activities totaled $150 million, $78 million and $137 million in the years ended December 31, 2004, 2003 and 2002, respectively. The cash impact of the Company’s acquisitions totaled $105 million in 2004 (primarily  Executive Relocation Corporation and certain subsidiaries of L. Rettenmayer GmbH), $33 million in 2003 (primarily Scanvan Holding AB) and $103 million in 2002 (primarily Cooperative Resource Services, Rowan Simmons and NAIT). The balance of cash used for investing activities relates primarily to the Company’s capital expenditure program.

The Company broadly defines liquidity as its ability to generate sufficient cash flow from operating activities to meet its obligations and commitments. The Company’s liquidity is enhanced by access to capital resources, which provide funds to finance seasonal working capital needs as well as capital to support long-range business objectives. The Company’s principal capital resources are its $175 million revolving credit facility, which had $42 million in outstanding borrowings at December 31, 2004, and its $200 million relocation asset securitization facility, which had $110 million in use at December 31, 2004.

Banking Arrangements

The Company anticipates filing its 2004 Form 10-K by the end of October 2005, and will comment further on its fourth quarter and full year financial results at that time. The Company also anticipates filing its periodic reports on Form 10-Q for the first quarter and second quarter of 2005 by the end of November 2005, and will comment further on those financial results at that time. The Company also noted that under the current terms of its credit agreements it is required to provide its 2004 audited financial statements, as well as its first and second quarter unaudited financial statements, to its lenders by September 30, 2005. The Company plans to meet with its lenders to seek amendments allowing for an extension of the financial reporting requirement, as well as to discuss a more comprehensive amendment to its credit agreements, including changes that would prospectively provide more flexibility with respect to the Company’s financial covenants. The Company has no reason to believe that it will be unable to obtain the amendments.

Based on the financial results for 2004 as disclosed above, the Company believes it is in compliance with the financial covenants of its credit agreements as of December 31, 2004. Based on the preliminary range of estimated results of operations for the first and second quarters of 2005, the Company continues to believe it is in compliance with the financial covenants of its credit agreements. The principal financial covenants contained in the Company’s credit agreements are calculated quarterly and include a debt leverage test and an interest coverage test. These financial covenants are calculated based upon the earnings, debt and interest expense of SIRVA Worldwide, Inc., the primary operating subsidiary of SIRVA, Inc., and are based on defined terms in the credit agreement that provide for certain adjustments to the GAAP reported numbers.

The leverage covenant requires that the adjusted debt at year end must be less than 3.5 times the adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the preceding four quarters. The Company’s preliminary calculation reflects a leverage ratio of 3.4 times. The interest coverage covenant requires that bank EBITDA for the preceding four quarters must be at least 3.5 times adjusted interest for the comparable period. The Company’s preliminary calculation yields a coverage ratio of 5.9 times. A reconciliation of the Company’s operating income, interest expense and debt reported on a GAAP basis to the credit agreement defined basis used in the covenant compliance calculations is included herein as Exhibit 99.5 and is incorporated herein by reference.

Preliminary Results of Continuing Operations: Six Months Ended June 30, 2005 Compared to Restated Six Months Ended June 30, 2004 (Unaudited)

The Company is in the process of analyzing all the required 2004 corrections and ensuring consistent changes are made in the financial records on a year-to-date basis for 2005. Thus, the information provided below is preliminary, and given the fact that it is subject to change, the Company is providing a range with respect to anticipated income (loss) from operations for the six months ended June 30, 2005. In addition, PwC has not performed their quarterly review procedures with respect to these estimated results.

As discussed elsewhere in this report, the Company has identified material weaknesses in its internal control over financial reporting as of December 31, 2004. While the Company has developed a comprehensive remedial action plan, only portions of that plan have been implemented as of the date hereof.  As a result, the Company believes it continues to have material weaknesses in its internal control over financial reporting through the year-to-date period ended June 30, 2005. Consequently, the Company’s internal control over financial reporting may not have prevented or detected a material misstatement to the Company’s preliminary interim financial estimates.

As noted above, the Company anticipates filing its periodic reports on Form 10-Q for the first quarter and second quarter of 2005 by the end of  November 2005 and will comment further on those financial results at that time.

	Operating Revenue		Income (Loss) from Operations
	Six Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2005	2004	2005			2004
(Unaudited)		(Restated)				(Restated)
			Low		High
Operating Revenue
Global Relocation Services	$793	$646	$18	—	$20	$9
Moving Services North America(1)	620	559	6	—	7	7
Moving Services Europe & Asia Pacific(2)	228	220	(25)	—	(24)	8
Network Services(1)(3)	106	103	4	—	6	15
Corporate(4)	—	—	(52)	—	(50)	(4)
	$1,747	$1,528	$(49)		$(41)	$35

(1)    The results above include three non-core businesses that were divested from within the Company’s Moving Services  North America and Network Services segments in the first 8 months of 2005. These businesses, which had $53 million in annual operating revenues in 2004, will be reported as Discontinued Operations when the Company files its periodic reports on Form 10-Q for the first and second quarters of 2005.

(2)    Includes $9 million in restructuring charges related to the Company’s European operations.

(3)    The Company is in the process of measuring an impairment charge related to its insurance operations following two A.M. Best’s downgrades of Transguard in April and August, 2005. This impairment of previously-recorded goodwill in its insurance operations would result in a charge ranging from $45 million to $55 million. The Company is also in the process of determining the period to record such impairment.

(4)    Includes $46 million of expenses related to the Independent and internal reviews.

Operating revenues are expected to increase 14% in the first half of 2005 driven by the following:

•       23% growth on Global Relocation Services revenue, due primarily to 18% growth in fixed fee relocation closings.  Separately, fixed fee initiations grew 3% in the first half of 2005, as new customer wins more than offset a 10% decline in initiations from existing customers.  Over half of the existing customer initiation decline related to group moves experienced in the first half of 2004.

The Company continued to gain momentum in the marketplace during the first eight months of 2005, with over 70 new relocation client wins, approximately 50 of which relate to the fixed fee product.

•       Continued strong fundamentals in Moving Services North America, with 4% shipment growth and 5% revenue per shipment growth.

•       3% increase in Network Services operating revenue, reflecting the annualization of customer growth in 2004, offset by a slowdown in renewal rates and new customer activity subsequent to the A.M. Best downgrade of Transguard in April.

•       Currency gains in Moving Services Europe & Asia Pacific, which more than offset ongoing market weakness in Europe.

The Company expects an operating loss from continuing operations of approximately ($41) to ($49) million for the first six months of 2005, which includes approximately $46 million of expenses related to the Independent and internal reviews. Factors impacting operating results include the following:

•       Strong operating income growth in Global Relocation Services, driven by fixed fee growth as described above, and the inclusion of six months of results from Executive Relocation Corporation, which was acquired in December 2004.

•       Moving Services North America operating income is approximately in line with prior year levels.

•       A significant operating loss within the Moving Services Europe & Asia Pacific segment, driven by negative fixed cost leverage associated with the ongoing market weakness in Europe. In the second quarter, the Company initiated a restructuring of its European operations to deal with ongoing market challenges. These initiatives are expected to generate approximately $15 million of cost savings in 2006, and result in an estimated $9 million charge in the second quarter of 2005.

•       Network Services operating income declined due to higher loss reserve accruals and an additional $3 million charge to increase prior claim year loss reserves due to adverse claims development. The Company has purchased catastrophic insurance coverage from third-party insurance providers and therefore does not expect a material change in expense as a result of Hurricane Katrina. The Company is in the process of measuring an impairment charge related to its insurance operations following two A.M. Best’s downgrades of Transguard in April and August, 2005. This impairment of previously-recorded goodwill in its insurance operations would result in a charge ranging from $45 million to $55 million.

Material Weaknesses in Internal Control over Financial Reporting

Management of SIRVA, Inc. and its consolidated subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

Under the supervision of the Company’s acting Chief Financial Officer and members of the Audit Committee of the Board of Directors, management is in the process of finalizing its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management is using the criteria set forth in the framework established by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) entitled “Internal Control—Integrated Framework.”

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Based on management’s assessment to date, and also considering the results of its internal review and the Audit Committee’s Independent Review, it has preliminarily identified the following material weaknesses as of December 31, 2004:

•       The Company did not maintain an effective control environment based on criteria established in Internal Control—Integrated Framework issued by COSO. Management did not set a culture that extended the necessary rigor and commitment to internal controls over financial reporting. This control deficiency contributed to an environment which allowed journal entries without acceptable support or sufficient documentation to be recorded. In response, the Company’s Chief Executive Officer and acting Chief Financial Officer have actively stressed the need for accurate and balanced financial reporting in their communications with senior management and the financial team to ensure its intentions are clear. Further, the Company is updating a comprehensive training program, which will ensure continued communication of its expectation for accurate and balanced financial reporting at all times.

•       Also with respect to control environment:

1.      Elements of the Company’s financial and legal organizations were not structured with sufficient resources, clear lines of authority or the appropriate level of prominence and visibility necessary to ensure the consistent execution of their responsibilities to provide independent and pro-active leadership in the areas of compliance, disclosure reviews and financial reporting. In response, the Company has established the positions of Senior Vice President & Chief Accounting Officer and Chief Compliance Counsel, each of whom will indirectly also report to the new position of Vice-Chairman of the Board through the additional new position of Senior Vice President—Restructuring and Chief Risk Officer. To date, the Company has named the Vice-Chairman and hired the Chief Compliance Counsel. Additionally, incremental staff is being recruited, and Disclosure Committee procedures have been revamped and implemented.

2.      The Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of GAAP commensurate with its global financial reporting requirements and the complexity of the Company’s operations and transactions and also did not adequately design or document certain Company-wide policies and procedures. As a result of this deficiency, the Company failed to prevent or detect errors in areas such as lease accounting, purchase accounting, insurance and reinsurance contract accounting, broker profit sharing, accounting for receivables securitizations, and customer incentives/agent commission liabilities. In response, the Company has established the position of Senior Vice President & Chief Accounting Officer, and has budgeted and is actively recruiting for this and other incremental accounting and financial reporting positions to ensure it has an adequate complement of staff with the appropriate level of experience and training.

•       The Company did not follow a sufficiently diligent process with respect to the preparation, review and monitoring of balance sheet reconciliations at certain of its accounting locations. This lack of effective controls resulted in the Company’s failure to prevent or detect errors in the areas of intercompany transactions, cash, accounts receivable, investments, insurance premium expense, insurance premium revenue, and other accrued liabilities. In response, senior management has recommunicated with all accounting units its expectations that reconciliations must be maintained and reviewed, and exceptions must be reported. Internal audit has already increased staffing levels and established a program to selectively test for compliance with this expectation.

•       The Company did not follow a sufficiently diligent process with respect to the review and approval of manual and nonrecurring journal entries at certain of its accounting locations. Some of these accounting entries were made without acceptable support or sufficient documentation. This lack of effective controls resulted in the Company’s failure to prevent or detect errors in the areas of insurance ceded premium liabilities, home inventory valuation reserves and other accrued liabilities. In response, senior management has recommunicated with all accounting units its expectations that manual or non-recurring journal entries must incorporate a one-over-one review and approval and sufficient documentation must be maintained regarding the nature and purpose of the entry. Internal audit has already increased staffing levels and established a program to selectively test for compliance with this expectation.

These control deficiencies contributed to the restatement of the Company’s 2003, 2002, 2001 and 2000 annual consolidated financial statements and 2004 and 2003 interim consolidated financial statements, as well as adjustments, including audit adjustments, to the Company’s 2004 annual consolidated financial statements. Additionally, these control deficiencies could result in a misstatement of account balances or disclosures, including those described above, that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, these control deficiencies constitute material weaknesses.

Based on the material weaknesses identified to date, management will conclude in Management’s Report on Internal Controls over Financial Reporting in its 2004 Form 10-K that the Company’s internal control over financial reporting was not effective as of December 31, 2004. Also, as a result of these material weaknesses, management believes that the report of the Company’s independent registered public accounting firm will contain an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. Because management has not fully completed its testing and evaluation of the Company’s internal control over financial reporting and its evaluation of the control deficiencies identified to date, the Company may identify additional deficiencies that require disclosure. Management’s final formal report on the Company’s internal controls and the Company’s remediation plans will be included in its 2004 Form 10-K.

As previously discussed, the Audit Committee has adopted the recommendations of the internal review and Independent Review, and directed the Company to implement a comprehensive remedial action plan. However, the Company’s remedial action plan is in the early stages of implementation and will require a significant commitment in terms of financial resources of existing and new personnel. As such, certain material weaknesses identified above are likely to continue through 2005.

SEC Inquiry

The Company continues to cooperate with a formal inquiry from the SEC related to the Company’s previous earnings guidance announcement for the fourth quarter and full year ended December 31, 2004.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by GAAP, the Company also discloses certain non-GAAP financial measures within the meaning of Regulation G under the federal securities laws, including Bank EBITDA, Bank Debt and Bank Interest. Management believes this information is of interest to investors and facilitates a clearer understanding of the financial covenant calculations under the terms of its credit agreements. Pursuant to the requirements of Regulation G, a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included herein as Exhibit 99.5 and is incorporated herein by reference.

Item 8.01          Other Events.

Certain matters discussed in Item 2.02 above under the captions “Independent Review by the Audit Committee,” “Internal Review by Management,” “Summary Conclusions,” “Cost to Complete Reviews,”

“Banking Arrangements” and “SEC Inquiry” are incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information.
Not applicable.
(c)	Exhibits.
	99.1	Summary of report of Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Audit Committee of the Company’s Board of Directors
	99.2	Summary of significant accounting adjustments
	99.3	Summary of unanticipated fourth quarter 2004 charges
	99.4	Condensed summary of the Company’s financial results as of and for the years ended December 31, 2004, 2003 and 2002
	99.5	Reconciliation of non-GAAP financial measures

* * * * *

This report contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. As you read and consider this report, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include, without limitation, the Company’s ability to continue to compete successfully; changes in the market for its services; general economic conditions being less favorable than expected; the Company’s ability to grow its relocation services business; risks associated with the real estate industry; changes in the regulatory environment, including antitrust, environmental and insurance laws and regulations, that could negatively affect the operation of the Company’s business; changes in TransGuard’s A.M. Best rating or outlook; risks associated with operating in foreign countries; loss of the Company’s key executive officers; changes in the Company’s accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the outcome and costs associated with the Independent Review, the restatements, and the SEC inquiry, and the other factors described under the caption “Business—Investment Considerations” and other risks described in the Company’s 2003 Annual Report on Form 10-K and other reports submitted to the SEC from time to time.  All forward-looking statements speak only as of the date of this report. The Company undertakes no obligation beyond that required by law to update any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements included in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.
Date: September 21, 2005
	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President, General Counsel & Secretary